OLAPLEX Reports Third Quarter 2021 Results
Delivers strong third quarter results
Completed Initial Public Offering
Company Introduces Fiscal 2021 Outlook
SANTA BARBARA, California – November 10, 2021 – Olaplex Holdings, Inc. (NASDAQ: OLPX) (“OLAPLEX” or the “Company”), an innovative, science-enabled, technology-driven beauty company, focused on delivering its patent-protected premium hair care products to professional hair salons, retailers, and everyday consumers, today announced financial results for the third quarter and nine months ended September 30, 2021.

JuE Wong, OLAPLEX’s President and Chief Executive Officer, commented: “We delivered an outstanding third quarter highlighted by significant growth across our key financial metrics, reflecting the power of our disruptive business model focused on improving hair health with great products backed by science. Our third quarter net sales increase of 81% year-over-year was fueled by broad-based strength for our OLAPLEX regimen across our omnichannel distribution globally and a favorable response to our new product introductions. During the quarter, we also marked a milestone for our company as we completed our initial public offering. I want to thank our entire team and partners for their hard work and dedication toward this significant event. As we look ahead, we believe OLAPLEX is well positioned for long term growth. I am extremely proud of our passionate and devoted team that continues to contribute to our performance this quarter and look forward to continuing our successful growth as a public company for the benefit of all OLAPLEX stakeholders.”

For the third quarter of 2021, compared to the third quarter of 2020:
•Net sales increased 81% to $161.6 million reflecting strong growth across all channels of distribution driven by increased velocity of existing products, the launch of new products, and the addition of new customers, both in the U.S. and Internationally.
By channel:
◦Professional increased 57.6% to $75.0 million, or 46.4% of net sales
◦Specialty Retail grew 128.1% to $46.3 million, or 28.7% of net sales
◦Direct-To-Consumer (DTC) rose 86.9% to $40.3 million, or 24.9% of net sales;
•Gross profit increased 103% to $127.5 million and gross margin increased 870 basis points to 78.9%;
•Adjusted gross profit increased 78% to $129.2 million, or an adjusted gross margin of 79.9%. This compares to adjusted gross profit of $72.6 million, or an adjusted gross margin of 81.2%, in the third quarter of 2020.
•Net income increased 99.9% to $56.6 million, or $0.08 per diluted share compared to $0.04 per diluted share in the third quarter of 2020;
•Adjusted net income was $74.4 million, or $0.11 per diluted share, compared to Adjusted net income of $45.8 million, or $0.07 per diluted share in the 2020 third quarter; and
•Adjusted EBITDA increased 63.3% to $106.8 million, or 66.1% of net sales, compared to $65.4 million, or 73.1% in the third quarter of 2020. Adjusted EBITDA in the third quarter this year was negatively impacted by $4.3 million, or 265 basis points, expressed as a percentage of sales, due to incremental costs related to accelerated vesting of cash-settled unit awards and the re-valuation of non-vested cash-settled unit awards for non-executive employees due to the valuation of the Company at the time of the initial public offering.

Adjusted gross profit, adjusted gross margin, adjusted net income, adjusted diluted EPS and adjusted EBITDA are measures that are not calculated or presented in accordance with generally accepted accounting principles in the United States (“GAAP”). For more information about how we use these non-GAAP financial measures in our business, the limitations of these measures, and a reconciliation of these measures to the most directly comparable GAAP measures, please see "Disclosure Regarding Non-GAAP Measures" and the reconciliation tables that accompany this release.

Third Quarter Highlights

(Dollars in $000’s)	Q3 2021	Q3 2020	% Change
Net Sales	$161,624	$89,447	80.7%
Gross Profit	$127,482	$62,776	103.1%
Adjusted Gross Profit	$129,162	$72,622	77.9%
Net Income	$56,591	$28,315	99.9%
Adjusted Net Income	$74,434	$45,780	62.6%
Adjusted EBITDA	$106,842	$65,421	63.3%
Diluted EPS	$0.08	$0.04	100.0%
Adjusted Diluted EPS	$0.11	$0.07	57.1%
Weighted average Diluted Shares Outstanding	690,711,782	653,036,893
See “Disclosure Regarding Non-GAAP Financial Measures” and the reconciliation tables that accompany this release for a discussion and reconciliation of certain non-GAAP financial measures included in this release.

Nine Month Highlights

(Dollars in $000’s)	9M YTD 2021	9M YTD 2020	% Change
Net Sales	$431,867	$189,055	128.4%
Gross Profit	$341,609	$105,252	224.6%
Adjusted Gross Profit	$348,008	$154,338	125.5%
Net Income	$151,473	$5,890	NM
Adjusted Net Income	$204,257	$85,108	140.0%
Adjusted EBITDA	$298,106	$133,452	123.4%
Diluted EPS	$0.22	$0.01	NM
Adjusted Diluted EPS	$0.30	$0.13	130.8%
Weighted average Diluted Shares Outstanding	689,108,272	632,877,840
See “Disclosure Regarding Non-GAAP Financial Measures” and the reconciliation tables that accompany this release for a discussion and reconciliation of certain non-GAAP financial measures included in this release.

Balance Sheet

As of September 30, 2021, the Company had $121.5 million of cash and cash equivalents, compared to $121.6 million as of September 30, 2020. Inventory at quarter end was $69.1 million, compared to $21.3 million at the end of the fiscal 2020 third quarter. The Company is pleased with the level and composition of its inventory at quarter end and believes it is positioned to meet demand. Long-term debt, net of current portion, was $742.4 million compared to $448.9 million as of the end of the prior year period.
Initial Public Offering and Basis of Presentation
On October 4, 2021, the Company completed an initial public offering of 73,700,000 shares of its common stock (the “IPO”). All shares sold in the IPO were sold by certain existing stockholders of the Company at a public offering price of $21 per share. The selling stockholders received net proceeds of approximately $1.466 million, after deducting underwriting discounts and commissions. The Company’s shares began trading on the Nasdaq Global Select Market on September 30, 2021 under the ticker symbol “OLPX”. On October 8, 2021, the selling stockholders sold 11,055,000 additional shares of common stock pursuant to the full exercise by the underwriters of their option to purchase additional shares at the initial public offering price of $21 per share. The selling shareholders received net proceeds of approximately $220 million, after deducting underwriting discounts and commissions, for the sale of these additional shares. OLAPLEX did not receive any proceeds from the sales of the shares by the selling stockholders.

The financial statements for prior periods give effect to the Reorganization, discussed in final prospectus dated September 29, 2021 related to the IPO, filed with the Securities and Exchange Commission (the “SEC”) on October 1, 2021 (the “Prospectus”), including the exchange of all 960,184 units of Penelope Group Holdings, L.P. for an aggregate of 648,124,642 shares of common stock of Olaplex Holdings, Inc., which is equivalent to an overall exchange ratio of one-for-675. All share and earnings per share amounts presented herein have been retroactively adjusted to give effect to the Reorganization as if they occurred in all prior periods presented.

Partial Early Release of IPO Lock-Up Agreements

Pursuant to the terms of the lock-up agreements entered into by OLAPLEX’s equity holders, executive officers and directors with the underwriters of OLAPLEX’s initial public offering, the lock-up restrictions will end with respect to 15% of the shares (including shares underlying vested stock options) subject to each lockup agreement if certain share price and other conditions are met. The conditions for early release have now been satisfied. Accordingly, OLAPLEX expects that approximately 85.4 million shares (including certain shares underlying vested stock options) will become eligible for sale in the public market at the open of trading on November 15, 2021, subject to applicable restrictions under the Securities Act of 1933, as amended. OLAPLEX estimates that of the approximately 85.4 million shares that will become eligible for sale, approximately 79.6 million will be held by affiliates.

The lock-up restrictions will continue to apply with respect to all remaining securities subject to the lock-up agreements.

Outlook
The Company is introducing its outlook for Fiscal Year 2021.

For Fiscal 2021:
(Dollars in millions)	2021	2020 Actual	% change (based on mid-point)
Net Sales	$580 - $588	$282	+107%
Adjusted Net Income*	$263 - $268	$131	+103%
Adjusted EBITDA*	$392 - $398	$199	+98%
*Adjusted Net Income and Adjusted EBITDA are non-GAAP measures. See “Disclosure Regarding Non-GAAP Financial Measures” and the reconciliation tables that accompany this release for a discussion and reconciliation of certain non-GAAP financial measures included in this release.

Webcast and Conference Call Information
Olaplex Holdings, Inc. will host a conference call to discuss third quarter fiscal 2021 results today, November 10, 2021, at 9:00am ET. Those interested in participating in the conference call are invited to dial (833) 711-4979 (participant passcode 6771429). International callers may dial (213) 660-0866. The live webcast of the conference call will be available online at https://ir.olaplex.com/. A replay of the webcast will remain available on the website for 90 days.
About OLAPLEX
OLAPLEX is an innovative, science-enabled, technology-driven beauty company with a mission to improve the hair health of its consumers. A revolutionary brand, OLAPLEX paved the way for a new category of hair care called “bond-building,” the process of protecting, strengthening and rebuilding broken bonds in the hair during and after hair services. The brand’s products have an active, patent-protected ingredient that works on a molecular level to protect and repair hair from damage. OLAPLEX’s award-winning products are sold through a global omni-channel platform serving the professional, specialty retail, and direct-to-consumer channels.
Cautionary Note Regarding Forward-Looking Statements

This press release includes forward-looking statements and information relating to the Company that are based on the beliefs of management as well as assumptions made by, and information currently available to, the Company. These forward-looking statements generally can be identified by the use of words such as “may,” “will,” “could,” “should,” “intend,” “potential,” “continue,” “anticipate,” “believe,” “estimate,” “expect,” “plan,” “target,” “predict,” “project,” “seek” and similar expressions as they relate to us. These forward-looking statements address various matters including: our financial position and operating results; business plans and objectives; growth and expansion opportunities; and expenses, working capital and liquidity. These statements reflect management’s current views with respect to future events, are not guarantees of future performance and involve risks and uncertainties that are difficult to predict. Each forward-looking statement contained in this press release is subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statement. Applicable risks and uncertainties include, among others: the Company’s ability to execute on its growth strategies and expansion opportunities; increased competition causing the Company to reduce the prices of its products or to increase significantly its marketing efforts in order to avoid losing market share; the Company’s existing and any future indebtedness, including the Company’s ability to comply with affirmative and negative covenants under its credit agreement to which it will remain subject to until maturity, and the Company’s ability to obtain additional financing on favorable terms or at all; the Company’s dependence on a limited number of customers for a significant portion of its net sales; the Company’s ability to effectively market and maintain a positive brand image; changes in consumer preferences or changes in demand for haircare products or other products the Company may develop; the Company’s ability to accurately forecast consumer demand for its products; the Company's ability to maintain favorable relationships with suppliers and manage our supply chain, including obtaining and maintaining shipping distribution and raw materials at favorable pricing; the Company’s relationships with and the performance of distributors and retailers who sell its products to haircare professionals and other customers; impacts on the Company’s business due to the sensitivity of its business to unfavorable economic and business conditions; the Company’s ability to develop, manufacture and effectively and profitably market and sell future products; failure of markets to accept new product introductions; the Company's ability to attract and retain senior management and other qualified personnel; regulatory changes and developments affecting the Company's current and future products; the Company’s ability to service its existing indebtedness and obtain additional capital to finance operations and its growth opportunities; impacts on the Company’s business from political, regulatory, economic, trade, and other risks associated with operating internationally including volatility in currency exchange rates, and imposition of tariffs; the Company’s ability to establish and maintain intellectual property protection for its products, as well as the Company’s ability to operate its business without infringing, misappropriating or otherwise violating the intellectual property rights of others; the impact of material cost and other inflation and our ability to pass on such increases to customers; the impact of changes in laws, regulations and administrative policy, including those that limit U.S. tax benefits or impact trade agreements and tariffs; the outcome of litigation and governmental proceedings; impacts on the Company’s business from the COVID-19 pandemic; and the other risks identified under the heading “Risk Factors” in the Prospectus, as well as the other information we file with the SEC. The Company cautions investors not to place considerable reliance on the forward-looking statements contained in this press release. You are encouraged to read the Company’s filings with the SEC, available at www.sec.gov, for a discussion of these and other risks and uncertainties. The forward-looking statements in this press release speak only as of the date hereof, and the Company undertakes no obligation to update or revise any of these statements. The Company’s business is subject to substantial risks and uncertainties, including those referenced above. Investors, potential investors, and others should give careful consideration to these risks and uncertainties.

Disclosure Regarding Non-GAAP Financial Measures

In addition to the financial measures presented in this release in accordance GAAP, the Company has included certain non-GAAP financial measures in this release, including adjusted EBITDA, adjusted net income, adjusted gross profit, adjusted gross profit margin, and Adjusted diluted EPS. Management believes these non-GAAP financial measures, when taken together with the Company’s financial results presented in accordance with GAAP, provide meaningful supplemental information regarding the Company’s operating performance and facilitates internal comparisons of its historical operating performance on a more consistent basis by excluding certain items that may not be indicative of its business, results of operations or outlook. In particular, management believes that the use of these non-GAAP measures is helpful to investors as they are measures used by management in assessing the health of the Company’s business, determining incentive compensation and evaluating its operating performance, as well as for internal planning and forecasting purposes.

The Company defines adjusted EBITDA as net income before interest, taxes, depreciation and amortization, adjusted for the impact of certain additional non-cash and other items that management does not consider in its evaluation of ongoing performance of the Company’s core operations. These items include IPO and strategic transition costs, non-cash equity-based compensation expense, tax receivable agreement liability adjustments and other one-time expenses. The Company defines adjusted net income as net income adjusted for the impact of certain additional non-cash and other items that management does not consider in its evaluation of ongoing performance of the Company’s core operations. These items include amortization of intangible assets, IPO and strategic transition costs, non-cash equity-based compensation expense, tax receivable agreement liability adjustments and other one-time expenses. The Company defines adjusted diluted EPS as adjusted net income divided by fully diluted shares outstanding. We calculate adjusted gross profit as gross profit, adjusted to exclude: (1) fair value inventory step-up adjustment amortization and (2) amortization of patented formulations, pertaining to the Acquisition. We calculate adjusted gross profit margin by dividing adjusted gross profit by net sales.

Please refer to “Reconciliation of Non-GAAP Financial Measures to GAAP Equivalents” located in the financial supplement in this release for a reconciliation of these non-GAAP metrics to their most directly comparable financial measure stated in accordance with GAAP.

This release includes forward-looking guidance for adjusted EBITDA and adjusted net income. The Company is not able to provide, without unreasonable effort, a reconciliation of the guidance for adjusted EBITDA and adjusted net income to the most directly comparable GAAP measure because the Company does not currently have sufficient data to accurately estimate the variables and individual adjustments included in the most directly comparable GAAP measure that would be necessary for such reconciliations, including (a) income tax related accruals given currently proposed legislative changes and other one-time items, (b) impacts to our Tax Receivable Agreement liability that would arise from proposed legislative changes (c) certain professional fees, and (c) other expenses that we do not believe are indicative of our ongoing operations. These adjustments are inherently variable and uncertain and depend on various factors that are beyond our control and as a result we are also unable to predict their probable significance. Therefore, because management cannot estimate on a forward-looking basis without unreasonable effort the impact these variables and individual adjustments will have on its reported results in accordance with GAAP, it is unable to provide a reconciliation of the non-GAAP measures included in its 2021 guidance.

CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, except shares)
(Unaudited)

	September 30, 2021	December 31, 2020
Assets
Current Assets:
Cash and cash equivalents	$121,479	$10,964
Accounts receivable, net of allowance of $6,867 and $1,362	59,283	14,377
Inventory	69,088	33,596
Other current assets	8,182	2,422
Total current assets	258,032	61,359
Property and equipment, net	806	34
Intangible assets, net	1,054,962	1,092,310
Goodwill	168,300	168,300
Deferred taxes	6,978	10,830
Investment in nonconsolidated entity	4,500	—
Total assets	$1,493,578	$1,332,833

Liabilities and stockholders’ equity
Current Liabilities:
Accounts payable	$14,303	$16,815
Accrued expenses and other current liabilities	30,894	9,862
Current portion of long-term debt	20,112	20,112
Total current liabilities	65,309	46,789
Related Party payable pursuant to Tax Receivable Agreement	232,893	—
Long-term debt	742,371	755,371
Total liabilities	1,040,573	802,160

Contingencies (Note 14)

Stockholders’ equity (Notes 1 and 12):
Common stock, $— par value per share; 2,000,000,000 shares authorized, 648,124,642 and 647,888,387 shares issued and outstanding as of September 30, 2021 and December 31, 2020, respectively	648	648
Preferred stock, $0.001 par value per share; 25,000,000 shares authorized and no shares issued and outstanding	—	—
Additional paid-in capital	300,884	530,025
Retained earnings	151,473	—
Total stockholders’ equity	453,005	530,673
Total liabilities and stockholders’equity	$1,493,578	$1,332,833

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME
(amounts in thousands, except per share and share data)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
Net sales	$161,624	$89,447	$431,867	$189,055
Cost of sales:
Cost of product (excluding amortization)	32,462	24,569	83,859	79,236
Amortization of patented formulations	1,680	2,102	6,399	4,567
Total cost of sales	34,142	26,671	90,258	83,803
Gross profit	127,482	62,776	341,609	105,252
Operating expenses:
Selling, general, and administrative	30,257	8,215	75,323	23,291
Amortization of other intangible assets	10,182	10,182	30,547	29,643
Acquisition costs	—	488	—	16,499
Total operating expenses	40,439	18,885	105,870	69,433
Operating income	87,043	43,891	235,739	35,819
Interest (expense)	(14,987)	(9,794)	(46,052)	(28,577)
Other (expense) income, net	(213)	(29)	(417)	(155)
Income before provision for income taxes	71,843	34,068	189,270	7,087
Income tax provision	15,252	5,753	37,797	1,197
Net income	$56,591	$28,315	$151,473	$5,890
Comprehensive income	$56,591	$28,315	$151,473	$5,890
Net income per share:
Basic	$0.09	$0.04	$0.23	$0.01
Diluted	$0.08	$0.04	$0.22	$0.01
Weighted average common shares outstanding:
Basic	648,124,642	647,888,387	648,082,081	631,143,589
Diluted	690,711,782	653,036,893	689,108,272	632,877,840

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(amounts in thousands)
(Unaudited)

	Nine Months Ended September 30,
	2021	2020
Cash flows from operating activities
Net income	$151,473	$5,890
Adjustments to reconcile net income to net cash provided by operating activities:	(21,148)	78,619
Net cash provided by operating activities	130,325	84,509
Net cash used in investing activities	(5,359)	(1,381,640)
Net cash (used in) provided by financing activities	(14,451)	1,418,716
Net increase in cash and cash equivalents	110,515	121,585
Cash and cash equivalents - beginning of period	10,964	—
Cash and cash equivalents - end of period	$121,479	$121,585

The following tables present a reconciliation of net income and gross profit, as the most directly comparable financial measure stated in accordance with U.S. GAAP, to adjusted EBITDA, adjusted EBITDA margin, adjusted gross profit, adjusted gross profit margin, adjusted net income and adjusted net income per share for each of the periods presented.

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
(in thousands)	2021	2020	2021	2020
Reconciliation of Net Income to Adjusted EBITDA
Net income	$56,591	$28,315	$151,473	$5,890
Interest expense	14,987	9,794	46,052	28,577
Income tax provision	15,252	5,753	37,797	1,197
Depreciation and amortization of intangible assets	11,949	12,284	37,033	34,210
Acquisition transaction costs and financing fees (1)	—	1,015	—	18,122
Costs incurred for LIQWD Matters (2)	—	—	14,250	—
Inventory fair value adjustment (3)	—	7,744	—	44,519
Share-based compensation	1,945	516	3,119	937
Non-capitalizable IPO and strategic transition costs (4)	6,118	—	8,382	—
Adjusted EBITDA	$106,842	$65,421	$298,106	$133,452
Adjusted EBITDA margin	66.1%	73.1%	69.0%	70.6%

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
(in thousands)	2021	2020	2021	2020
Reconciliation of Gross Profit to Adjusted Gross Profit
Gross profit	$127,482	$62,776	$341,609	$105,252
Inventory fair value adjustment (3)	—	7,744	—	44,519
Amortization of patented formulations	1,680	2,102	6,399	4,567
Adjusted gross profit	$129,162	$72,622	$348,008	$154,338
Adjusted gross profit margin	79.9%	81.2%	80.6%	81.6%

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
(in thousands)	2021	2020	2021	2020
Reconciliation of Net Income to Adjusted Net Income
Net income	$56,591	$28,315	$151,473	$5,890
Amortization of intangible assets	11,862	12,284	36,946	34,210
Acquisition transaction costs and financing fees (1)	—	1,015	—	18,122
Costs incurred for LIQWD Matters (2)	—	—	14,250	—
Inventory fair value adjustment (3)	—	7,744	—	44,519
Share-based compensation	1,945	516	3,119	937
Non-capitalizable IPO and strategic transition costs (4)	6,118	—	8,382	—
Tax effect of adjustments (5)	(2,082)	(4,094)	(9,913)	(18,570)
Adjusted net income	$74,434	$45,780	$204,257	$85,108
Adjusted net income per share:
Basic	$0.11	$0.07	$0.32	$0.13
Diluted	$0.11	$0.07	$0.30	$0.13
(1)Includes acquisition costs related to the Acquisition of the Olaplex business and dividend financing costs.
(2)Includes costs incurred related to the resolution of the LIQWD Matters of $14.3 million as discussed in Note 13 to the unaudited condensed consolidated interim financial statements included elsewhere in the Prospectus.
(3)Includes the non-cash, non-recurring fair value inventory step-up adjustment amortization as part of the purchase accounting on the Acquisition Date, utilizing the comparative sales method in accordance with ASC 820-10-55-21.
(4)Represents non-capitalizable professional fees and executive severance incurred in connection with the IPO and the Company’s public company transition.
(5)The tax effect of non-GAAP adjustments is calculated by applying the applicable statutory tax rate by jurisdiction to the non-GAAP adjustments listed above, taking into consideration the estimated total tax impact of the adjustments.

Contacts:
ICR, Inc.

For Investors:
Allison Malkin
Annie Erner

For Media:
Alecia Pulman
Brittany Fraser

Olaplex@icrinc.com
203.682.8220